UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Birck, Michael J.
   c/o Tellabs
   One Tellabs Center
   1415 W. Diehl Road
   Naperville, IL  60563
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   TLAB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 28, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |5/22/0|G   |20,000            |D  |           |13,255,597         |D     |                           |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |841                |I     |(1)                        |
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Common Stock                 |10/19/|G4(2|6,573             |D  |           |                   |      |                           |
                             |99    |)   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                 |10/6/0|G4(3|8,365             |D  |           |                   |      |                           |
                             |0     |)   |                  |   |           |                   |      |                           |
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Common Stock                 |1/15/0|G(4)|1,308,762         |D  |           |                   |      |                           |
                             |1     |    |                  |   |           |                   |      |                           |
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Common Stock                 |10/12/|G(5)|28,863            |D  |           |22,270,437         |I     |(6)                        |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |1,168,000          |I     |By Spouse                  |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares are held for the benefit of the reporting person in the Tellabs Advantage Program. The information reported herein is based on a plan statement of December 28, 2001 and represents the shares allocated to the reporting person in the Tellabs Advantage Program on such date.
(2) Represents gifts by the reporting person and his spouse of limited partnership interests in Oak Street Investments, L.P. ("Oak Street") to six (6) individuals in the aggregate amount of 264 limited partnership units represeting 6,573 shares of Tellabs stock which was inadvertently omitted from the Form 4 filed on November 9, 1999.
(3) Represents gifts by the reporting person and his spouse of limited partnership interests in Oak Street to six (6) individuals in the aggregate amount of 338 limited partnership units representing
8,365 shares of Tellabs stock which was inadvertently omitted from the Form 5 filed on February 13, 2001.
(4) Represents gifts from the Michael J. Birck 1997 Qualified Annuity Trust to the Michael J. Birck 1997 Trust of limited partnership interests in Oak Street which were subsequently transferred to three (3) individuals in the aggregate amount of 52,879.281 limited partnership units representing 1,308,762 shares of Tellabs stock.
(5) Represents gifts from the reporting person and his spouse of limited partnership interests in Oak Street to six (6) individuals in the aggregate amount of 1,170 limited partnership units representing 28,863 shares of Tellabs
stock.
(6)  Held by Oak
Street.
SIGNATURE OF REPORTING PERSON
/s/ Michael J. Birck
DATE
February 11, 2002